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                                                                 January 1, 2005

                                  EXHIBIT 10-29

                                 USG CORPORATION
                         SENIOR EXECUTIVE SEVERANCE PLAN

You are a key member of the senior executive team of USG Corporation (hereinafter, together with its participating subsidiaries, including in particular the business entity which pays your salary and benefits and which will be primarily responsible for the performance of the Corporation's obligations under this Plan, collectively referred to as the "Corporation"). The Corporation, accordingly has an interest in creating and preserving an environment that will permit you to give undivided attention to your duties and responsibilities. That interest would be especially strong during the potentially distracting circumstances created by the current business environment and asbestos litigation.

The USG Corporation Senior Executive Severance Plan (the "Plan") addresses the above needs. It is intended to provide you with ongoing compensation and benefits or a lump sum payment in the event you are involuntarily terminated between January 1, 2005 through and including the effective date of a Plan of Reorganization. The Plan, of course, asks something of you as well, since in any agreement each party has to promise to do or to give up something.

Please read the provisions of the Plan that follow. If you find them acceptable and agree to be bound by them, please so indicate by signing the enclosed Statement of Acceptance and returning it to the office indicated. You will not be covered by the Plan until you have taken these steps.

You are under no obligation to participate in the Plan and should feel no pressure to do so. The Corporation believes the Plan is in both its and your best interests. Whether you participate, however, is ultimately your decision. If you do elect to receive severance benefits under this Plan, you will not be eligible to also receive severance benefits under any other USG severance plan, employment agreement or termination compensation agreement.

1.   IMPORTANT DEFINITIONS

Under this Plan, "employment loss" means:

A. any actual termination by the Corporation of the Senior Executive's employment between January 1, 2005 through and including the effective date of a Plan of Reorganization, which is not due to voluntary resignation (except as in subsection B below), voluntary retirement, death or disability and does not constitute termination for "cause" (as defined below); or

B. a resignation of employment by you due to 1) any reduction in Base Salary as in effect on January 1, 2005 or as increased thereafter; or 2) any material reduction in title, responsibilities, or authority as in effect on January 1, 2005.


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                                                                 January 1, 2005

"Employment loss" shall not include 1) termination based on "cause," which for this Plan shall mean continued failure by the Senior Executive to substantially perform his or her duties after a demand for substantial performance has been delivered by the Senior Executive's manager specifically identifying the manner in which it is believed the Senior Executive has not substantially performed his or her duties; or 2) willful misconduct by the Senior Executive which is materially injurious to the Corporation or any related or affiliated company.

"Base Salary - Option A" means the sum of the Senior Executive's annual salary and the par award opportunity for the applicable fiscal year under the annual incentive portion of the Corporation's Management Incentive Compensation Program (or any similar annual program in which the Senior Executive then participates) at the value in effect at the time of termination or January 1, 2005, whichever is higher. Such sum shall be divided by fifty-two if a weekly figure is desired and by twelve if a monthly figure is desired.

"Base Salary - Option B" means the Senior Executive's annual salary in effect at the time of termination. It does not include the par award opportunity for the applicable fiscal year under the annual incentive portion of the Corporation's Management Incentive Compensation Program (or any similar annual program in which the Senior Executive then participates). Such sum shall be divided by fifty-two if a weekly figure is desired and by twelve if a monthly figure is desired.

2.   INITIAL ELIGIBILITY AND COMMITMENTS

All Senior Executives (as defined herein) are eligible to participate in this Plan. A "Senior Executive" is an employee who between January 1, 2005 through and including the effective date of a Plan of Reorganization would be eligible for a two year Employment Agreement with the Corporation or one of its domestic subsidiaries.

Under this Plan, the Senior Executive agrees to remain in the employ of the Corporation through and including the effective date of a Plan of Reorganization, except as may be permitted by other provisions of this Plan or any employment agreement. It is understood that nothing in this document shall be construed as limiting the Corporation's right to terminate employment at any time, subject only to providing the compensation and benefits to which the Senior Executive would be entitled under this Plan or under any employment agreement in effect at the time of termination. Payment of compensation and benefits to which the Senior Executive is entitled under this Plan or under any employment agreement shall constitute the Senior Executive's sole remedy in the event of employment loss regardless of whether compensation and benefits are payable under this Plan or under the provisions of any employment agreement.


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                                                                 January 1, 2005

3.   COMMITMENTS OF THE CORPORATION

Compensation and benefits shall become due and payable under this Plan if the Senior Executive suffers an employment loss as defined under this Plan between January 1, 2005 through and including the effective date of a Plan of Reorganization, in which case the Senior Executive may elect to receive either Option A or Option B, but not both.

OPTION A

The Corporation shall be obligated to pay and provide the Senior Executive for twenty-four full months of the following:

     -    Base Salary - Option A as defined above in this Plan, plus

     - Participation in all benefits to which the Senior Executive would normally be entitled including, but not limited to, all retirement and investment plans, all life, health and disability insurance, and all salary continuation plans, together with bonuses and such other grants of additional compensation or supplemental benefits as may be granted from time to time (subject to periodic changes in such benefits as are applicable generally to all Senior Executives in the Plans). This participation would not include continued participation in the Key Employee Retention Plan, the retention of a company vehicle, computer and office equipment, or company paid club memberships.

The Corporation also shall be obligated to pay to the Senior Executive an amount equal to all legal fees and expenses incurred by the Senior Executive to enforce any right or benefit under this Plan. The Corporation shall not have an obligation to pay such amount, however, if a court has decided that there has been no "employment loss" as defined under this Plan.

Any stock option granted to the Senior Executive under any long-term equity plan of the Corporation ("Equity Plan") but not yet exercisable, any restricted stock granted to the Senior Executive under any Equity Plan and not yet freed of restrictions, and any other equity awards or incentives shall be dealt with, for time and performance vesting and all other purposes as if the Senior Executive continued as an employee of the Corporation during the period of payments under this Option A.

The compensation and benefits paid under this Option A shall be subject to deductions required by law or authorized by the Senior Executive.


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                                                                 January 1, 2005

During the twenty four full months of payments under Option A of this Plan the Senior Executive will not engage or participate, directly or indirectly, as a partner, officer, director, employee, advisor, or otherwise, in any corporation, business, or activity which competes with the Corporation or any of its subsidiary companies in the manufacture or sale of any line of products in any state of the United States, any province of Canada and any state of Mexico where the Corporation manufactures or sells its products. Further the Senior Executive will not directly or indirectly through another entity; induce or attempt to induce any employee of the Corporation to leave the employ of the Corporation, or in any way interfere with the relationship between the Corporation and any employee thereof; hire any person who was an employee of the Corporation at any time during the Senior Executive's period of employment with the Corporation, or induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Corporation to cease doing business with the Corporation or in any way interfere with the relationship between any such customer, supplier, licensee, licensor, franchisee or business relation and the Corporation, including, without limitation, by making any negative statements or communications about the Corporation or its products, services or business opportunities. The Senior Executive acknowledges that the Corporation's agreement to pay the compensation and benefits set forth in this Plan is conditioned upon the Senior Executive's faithful performance of obligations under this paragraph. If the Senior Executive fails to do so, the Senior Executive agrees that the Corporation will be relieved of any obligation to make any further payments under the Plan.

OPTION B

The Corporation shall, within thirty days of receipt of a signed and unaltered Agreement and General Release, be obligated to pay the Senior Executive a lump sum equal to:

     - one and one half (1.5) weeks of Base Salary - Option B as defined above in this Plan for each full year of continuous service with the Corporation or any of its subsidiaries at the rate in effect immediately prior to such termination subject to a minimum of two months Base Salary - Option B, plus

     - two weeks of Base Salary - Option B at the rate in effect immediately prior to such termination date, for each full $15,000 of annualized Base Salary - Option B at the same rate, plus

     - a lump sum cash payment equal to the cost of continuation of the Senior Executive's current level of medical, vision and dental benefits for a period equal to the total number of whole weeks provided under the preceding service and compensation components, plus

     - career counseling and job search assistance selected by and fully paid for by the Corporation.


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                                                                 January 1, 2005

The benefit under Option B shall not exceed twenty-four months of Base Salary - Option B at the rate in effect at the date of termination and of course shall be subject to deductions required by law or authorized by the Senior Executive. The benefit under Option B shall not include the benefits under the Key Employee Retention Plan. No such payment under Option B of this Plan shall be considered as pay for purposes of the USG Corporation Retirement Plan or the USG Corporation Investment Plan.

4.   NO MITIGATION

The Senior Executive will not be required to mitigate the amount of the above pay-out by seeking other employment or otherwise, nor shall such amount be reduced by any compensation received from other employment. The Corporation, of course, shall also be obligated to pay full salary through the date of termination plus accrued unused vacation.

5.   BINDING ON SUCCESSORS

The Corporation shall be obligated to require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Corporation or the appropriate subsidiary, by a written agreement which is part of such transaction, to assume and perform in their entirety all provisions of this Plan.

6.   CERTAIN TERMINATION PROCEDURES

Any claims of employment loss under this Plan must be communicated in writing to the Vice President, Human Resources, USG Corporation within one hundred-eighty
(180) days of the employment loss and shall indicate the specific provisions of this Plan relied on and shall set forth in reasonable detail all relevant facts and circumstances to support a claim of employment loss under this Plan.

The Senior Executive's failure to assert a claim of employment loss under this Plan within one hundred eighty (180) days of the employment loss shall be deemed a waiver of such claim.

7.   EFFECTIVE PERIOD OF THE PLAN

This Plan will be in effect from January 1, 2005 through and including the effective date of a Plan of Reorganization, at which time it shall terminate.

This Plan shall not be terminated earlier or otherwise amended without the prior written consent of both the Senior Executive and the Corporation.


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                                                                 January 1, 2005

8.   ADMINISTRATIVE RULES AND DETERMINATIONS

Administrative guidelines for the Senior Executive Severance Plan are developed and administered by the Vice President, Human Resources, USG Corporation, who shall have full power to interpret the rules and regulations and to determine and distribute awards.

Nothing herein contained shall limit or affect in any manner or degree the normal and usual powers of management, exercised by the officers and the Boards of Directors or committees thereof, to change the duties or the character of employment of any employee of the Corporation or to remove the individual from the employment of the Corporation at any time, all of which rights and powers are expressly reserved.


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